Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-126103) of our report dated August 23, 2013, on our audits of the balance sheets of Rush Exploration Inc. (“the Company”) as of December 31, 2012 and 2011, and the related statements of loss, changes in stockholders' equity (deficiency), and cash flows for the years ended December 31, 2012, 2011, and 2010, and for the period from August 8, 2003 (date of inception) to December 31, 2012. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

August 23, 2013